UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Solar Thin Films, Inc.
                      (f/k/a American United Global, Inc.)
                                (Name of Issuer)

                         Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   030344501

                                 (CUSIP Number)

                               December 31, 2006
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 15 Pages

CUSIP No. 030344501                  13G/A                   Page 2 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 3 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 4 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 5 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 6 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 7 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
             4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 8 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 9 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                        20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 10 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 11 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,080,000 shares of Common Stock

                    $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

                    Warrants to purchase up to 2,000,000 shares of Common Stock (see Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,080,000 shares of Common Stock

            $1,125,000 principal amount of convertible promissory notes, convertible into a maximum of 1,312,500 shares of Common Stock

            Warrants to purchase up to 2,000,000 shares of Common Stock
            (see Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.99% (see Item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 030344501                  13G/A                   Page 12 of 15 Pages

     This Amendment No. 1 (this "Amendment") amends the report on Schedule 13G (the "Schedule 13G")filed by the Reporting Persons on June 26, 2006 relating to common stock, $0.01 par value (the "Common Stock") of Solar Thin Films, Inc. (f/k/a American United Global, Inc.) (the "Company"). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Schedule 13G. This amendment amends and restates items 1, 4 and 5 in there entirety as set forth below.

Item 1.

(a)  Name of Issuer

        Solar Thin Films, Inc.

(b)  Address of Issuer's Principal Executive Offices

        108 Village Square-#327
        Somers, New York  10589

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)   Amount beneficially owned:

              As of the date of this filing, each of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca (collectively, the "Reporting Persons") may be deemed the beneficial owner of (i) 1,080,000 shares of Common Stock owned by Smithfield Fiduciary LLC (ii) a $125,000 convertible promissory note, convertible, depending on the price of the Common Stock at the time of conversion, into up to 312,500 shares of Common Stock (as described in the Current Report on Form 8-K of the Company, dated September 20,
2005), (iii) a $1,000,000 convertible promissory note, convertible into 1,000,000 shares of Common Stock (as described in the Current Report on Form 8-K of the Company, dated June 20, 2006 (the "June 8-K")), and (iv) Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants each one of which is exercisable for up to 500,000 shares of Common Stock (as described in the June 8-K), in each case subject to adjustment and limitations on exercise as set forth in such securities. However, pursuant to the terms of the relevant instruments, Smithfield Fiduciary cannot convert or exercise any of these convertible notes or warrants to the extent that Smithfield Fiduciary would beneficially own after any such conversion or exercise more than 4.99% of the outstanding Common Stock.

              Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital

CUSIP No. 030344501                  13G/A                   Page 13 of 15 Pages

Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Stock owned by Smithfield Fiduciary LLC and Highbridge International LLC.

        (b)   Percent of class:

              Based upon the Form 10-QSB filed by the Company on November 20, 2006, the Company had 26,031,354 shares of Common Stock outstanding as of November 13, 2006. Therefore, based on the Company's outstanding Common Stock, and taking into account the limitations on the exercise of the Warrants and conversion of the convertible promissory notes, each of the Reporting Persons may be deemed to beneficially own 4.99% of the outstanding Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

        (c)   Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote

                     0

              (ii)   Shared power to vote or to direct the vote

                     See Item 4(a)

              (iii)  Sole power to dispose or to direct the disposition of

                     0

              (iv)   Shared power to dispose or to direct the disposition of

                     See Item 4(a)

Item 5.   Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

CUSIP No. 030344501                  13G/A                   Page 14 of 15 Pages

SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    Its Trading Manager                      Its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    Its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin                    By: /s/ Clive Harris
    ----------------------------             ----------------------------
Name: Carolyn Rubin                      Name: Clive Harris
Title: Managing Director                 Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner

By: /s/ Clive Harris                     By: /s/ Clive Harris
    ----------------------------             ----------------------------
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director


HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris                     By: /s/ Carolyn Rubin
    ----------------------------             ----------------------------
Name: Clive Harris                       Name: Carolyn Rubin
Title: Director                          Title: Managing Director

CUSIP No. 030344501                  13G/A                   Page 15 of 15 Pages

/s/ Glenn Dubin                          /s/ Henry Swieca
----------------------------             ----------------------------
GLENN DUBIN                              HENRY SWIECA